Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(Dollars in millions, except average sales prices and per share data)

Restatement of Historical Financial Statements

     We restated our previously issued financial statements for the fiscal years ended December 31, 2000, 2001 and 2002, the interim quarters of 2000, 2001 and 2002, and the first three quarters of 2003, primarily related to adjustments to Deferred preneed cemetery contract revenues. All applicable amounts relating to these restatements have been reflected in the consolidated financial statements and notes to the consolidated financial statements.

     Effective January 1, 2000, we adopted the Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), and recorded a liability for Deferred preneed cemetery contract revenues of approximately $1.8 billion. This deferred revenue represented presold cemetery merchandise and services that had not been delivered or had not been performed.

     As a result of the adoption of SAB 101, we significantly changed our accounting procedures and controls to comply with the new revenue recognition accounting policies under SAB 101. Beginning in the latter part of 2000 and continuing through 2001 and 2002, we improved our procedures and controls for reporting the delivery of cemetery merchandise and performance of services. These improvements identified approximately $110 million of preneed cemetery contract items that had been delivered or performed, but for which no revenues had been recognized. Previously, we recorded revenues associated with these preneed cemetery contract items as changes in estimates in the period identified in our accounting system. The amounts (per quarter), where material, have been previously disclosed as changes in estimates under our previous interpretation of the accounting rules in our annual reports on Form 10-K for the years 2001 and 2002. These amounts, where material, were also disclosed in our earnings press releases and quarterly reports on Form 10-Q. We have now determined to report the recognition of revenues for these items in the periods in which the cemetery merchandise and services were delivered or performed. Additionally, we also concluded that previously reported deferred revenues included approximately $41 million of items for which delivery or performance occurred, but revenue recognition had not occurred. Therefore, the restatement includes adjustments related to these two items affecting the cumulative effect of the adoption of SAB 101, revenues and deferred revenues from 2000 through 2003 to report cemetery merchandise and service revenues in the period these items were delivered or performed.

     We have also reviewed our accounting policy for amortizing preneed funeral deferred selling costs and have changed the methodology for amortizing these costs from a straight line basis to a method more in proportion to when the associated revenues are recognized. We have included this change in amortization in our restated results.

     The effect of the restatement of our previously reported consolidated statement of operations and consolidated balance sheet for the periods described above is as follows:

	Year ended December 31,		Year ended December 31,		Year ended December 31
	2002		2001		2000
	As reported	As Restated	As Reported	As Restated	As Reported	As Restated
Selected consolidated statement of operations data:
Revenues	$2,322.2	$2,312.4	$2,538.1	$2,489.0	$2,549.8	$2,569.5
Costs and expenses	$(1,959.3)	$(1,950.4)	$(2,173.5)	$(2,166.2)	$(2,216.4)	$(2,226.5)
Gross profits	$363.0	$362.0	$364.7	$322.8	$333.4	$343.0
Operating income (loss)	$16.8	$15.8	$(189.0)	$(230.9)	$(247.2)	$(237.5)
Loss from continuing operations before income taxes and cumulative effects of accounting changes	$(118.9)	$(119.9)	$(376.7)	$(418.6)	$(475.6)	$(465.9)
Benefit (provision) for income taxes	$37.3	$37.7	$(61.6)	$(45.3)	$81.3	$77.6
Cumulative effects of accounting changes (net of income taxes)	$(135.6)	$(135.6)	$(7.6)	$(7.6)	$(913.6)	$(870.4)
Net loss	$(231.9)	$(232.5)	$(597.8)	$(623.4)	$(1,343.3)	$(1,294.1)
Basic and diluted earnings per share:
Loss from continuing operations before cumulative effects of accounting changes	$(.28)	$(.28)	$(1.54)	$(1.63)	$(1.45)	$(1.43)
Net loss	$(.79)	$(.79)	$(2.10)	$(2.19)	$(4.93)	$(4.75)

(Dollars in thousands, except per share data)

	As of December 31, 2002
	As Reported	As Restated
Selected consolidated balance sheet data:
Inventories	$135,263	$136,666
Total current assets	$612,874	$614,277
Deferred charges and other assets	$719,180	$712,030
Total assets	$8,253,993	$7,798,246
Deferred cemetery contract revenues, net	$1,672,661	$1,629,540
Deferred income taxes	$420,658	$435,148
Accumulated deficit	$(1,046,029)	$(1,023,145)
Total stockholders’ equity	$1,303,771	$1,326,655
Total liabilities and stockholders’ equity	$8,253,993	$7,798,246

     See note twenty-one to the consolidated financial statements for the effect of the restatement upon quarterly unaudited financial data.

Overview

     Service Corporation International (SCI), headquartered in Houston, Texas, is the world’s largest funeral and cemetery company. At December 31, 2003, we operated 2,225 funeral service locations, 417 cemeteries, and 183 crematoria in eight countries. North America operations represented 56% of funeral service locations, 97% of cemeteries and 77% of crematoria owned at December 31, 2003, and approximately 73% of consolidated revenues and 79% of consolidated gross profits.

North America Operations

     To meet the needs of different markets, the funeral and cemetery operations in North America are organized into 32 major markets and 44 middle markets. Each market is led by a market director with responsibility for both funeral and cemetery operations as well as preneed sales in their particular market. Within each market, the businesses realize efficiencies by sharing common resources such as personnel, preparation services, and vehicles. To assist market directors with financial and administrative needs as well as human resource issues, there are three market support centers in North America. These support centers, commonly referred to as “hubs” are located in Houston, New York and Los Angeles. The market support centers help to facilitate the execution of corporate strategies, coordinate the communication between corporate office and the field, and act as liaisons for implementation of policies and procedures.

International Operations

     On March 11, 2004, we sold our funeral operations in France and then purchased a 25% equity interest in the acquiring company. We also have a minority interest equity investment in the United Kingdom. Remaining international operations outside of North America consist of funeral businesses in Singapore and primarily cemetery businesses in Argentina, Chile and Uruguay. It is our intention to exit these remaining international businesses when market values and economic conditions are conducive to a sale or joint venture. At this time, we believe our focus is best spent in North America where significant opportunities for growth exist. Subsequent to December 31, 2003, management committed to a plan to sell its Argentina and Uruguay operations. For additional information, see note nineteen to the consolidated financial statements included in this Form 8-K.

Strengths and Challenges

     SCI is the dominant industry leader in North America. While there are three other publicly-traded companies that operate in our industry, we have more physical locations and serve more consumers than the rest of the public peer group combined. With that said, the industry remains highly fragmented with these three public companies and SCI combined representing approximately 20% of the total industry, and the other 80% of the industry is represented by independent funeral and cemetery operators. In 2000, we launched the first national branding strategy in the funeral service industry in North America under the name Dignity Memorial®. While this branding process is intended to emphasize our seamless national network of funeral service locations and cemeteries, the original names associated with acquired locations generally remain the same. For example, Geo. H. Lewis & Sons Funeral Directors is now Geo. H. Lewis & Sons Funeral Directors, a Dignity Memorial® provider. We believe SCI is the only company in our industry to successfully implement a national brand. We believe that a national brand gives us a competitive advantage and is discussed further in our strategies for growth described below.

     Our core business can be characterized as stable, reflective of favorable demographics and relatively predictable revenue and cash flow streams that are further enhanced by more than $3,100 million of deferred revenues associated with North America preneed funeral and cemetery sales. This backlog of future revenues is primarily supported by investments in trust funds or third party insurance policies.

     We and others in the industry face certain challenges in growing revenues. The primary external factors impacting revenue growth are a lack of near-term growth in the number of deaths and an increasing trend toward cremation. Although the United States Census Bureau projects that the numbers of deaths will grow between 0.7% and 0.8% annually through 2010, modern advances in medicine and healthier lifestyles could reduce the numbers of deaths during this time. Our comparable (same store) funeral services performed declined 1.6% in 2003 which we believe is consistent with, or in certain instances less than, the declines experienced by other companies in the funeral service and casket manufacturing industries as well as mortality data reported by the Centers for Disease Control and Prevention (CDC). Preliminary mortality statistics reported by the CDC reflect a decline in the number of deaths in the United States of more than 2.0% in 2003 versus 2002.

     In North America, social trends, religious changes, environmental issues and cultural preferences are driving an increasing preference for cremation. SCI is the largest provider of cremation services in North America where approximately 39% of the total funeral services we perform are cremation services as compared to the national average of approximately 30%. Our cremation mix is greater due to the high concentration of properties we own along the west coast of the United States, Florida, and Arizona where cremation rates exceed 45%. The rate of cremation in North America has been increasing approximately 100 to 150 basis points each year and we expect this trend to continue in the near term. A cremation service historically has generated less revenues and gross profit dollars than a traditional funeral service. Additionally, the cremation consumer may choose not to purchase cemetery property or merchandise. We believe we are well positioned to address this growing trend and have experienced initial success through the use of contemporary marketing strategies and unique product and service offerings that specifically appeal to cremation consumers. See further information regarding initiatives to address cremation as part of our overall revenue growth strategy described below.

The Path to Growth

     With the significant progress made in reducing debt and increasing cash flow since 1999, we believe our current capital structure affords us improved financial flexibility. Our primary focus has shifted to initiatives that will grow revenues and earnings. In the near term, we believe that cost reduction efforts will be the main means to improve earnings. We believe strategies centered on our national brand, Dignity Memorial®, and other revenue growth initiatives will provide the framework that will drive sustainable growth over the longer term.

Improving the Infrastructure

     We have historically had an infrastructure that did not fully realize the inherent efficiencies in our large organization. As a result, we did not fully capitalize on the benefits of standardization, technology, process improvement and outsourcing programs. Some of the key actions taken to improve the infrastructure while reducing costs include redesigning our sales organization, improving business and financial processes, implementing new information systems, and changing the management structure.

     In late 2002 and early 2003, we made significant changes to the structure and processes of the sales organization. These changes included eliminating certain lead generation programs, incentive travel programs and other inefficient sales activities and shifting to a sales model based on personal referrals and standardized professional certification, redesigning sales management compensation programs to profit-based measures from revenue-based measures and reducing sales management positions. We are also in the final stages of shifting to a compensation model for sales counselors that is variable and directly related to the production of new business. Historically, sales counselors’ compensation was based solely on commissions. These changes made to the sales organization were a significant driver of improved cemetery margins in 2003.

     In 2003, we began to focus on improving business and financial processes and systems that support our North American funeral and cemetery operations. The information systems used by us in the field were proprietary systems developed by us internally. There were three separate systems (funeral, cemetery and trust administration) and the systems operated independent of each other. These systems were costly to maintain. In 2003, we began to implement a new information system in the field that would replace the three separate contract entry systems and integrate these functions into one system. In addition, process improvement reviews resulted in our decision to outsource certain accounting functions, including accounts payable and payroll, and to change outsourcers for trust administration.

     Having simplified our sales approach and redesigned our financial, technical and administrative infrastructure, we were able to make significant changes to the field management structure in late 2003. The old management structure consisted of multiple layers and two organizations (sales and operations). The new management structure is based on a major market and middle market concept with the understanding that our markets and businesses are not all the same and can benefit from different management approaches. We eliminated the dual management organizations and now have one person responsible for each market who has the ability to lead in a multi-segment environment, who is focused on growing our business and who is committed to the Dignity Memorial® standards and brand. This single line management structure is expected to increase accountability and execution, improve communication and reduce overhead costs. To assist market directors with financial and administrative needs as well as human resource issues, there are three market support centers, commonly referred to as “hubs”. The market support centers help facilitate the execution of corporate strategies, coordinate the communication between the corporate office and our operating locations, and act as liaisons for implementation of policies and procedures, including monitoring and enhancing our internal control policies and procedures.

Building the Brand

     SCI has implemented the first national brand in the funeral service industry called Dignity Memorial®. Internally, we are focused on ensuring that we have consistency in service standards and processes across our network of businesses. We want every customer interaction to be the standard “Dignity” interaction, which is based upon values of integrity, respect, enduring relationships and service excellence. All of our employees who interact with consumers must complete a Dignity certification process. Additionally, we are developing a comprehensive training program under the name “Dignity University” that incorporates required specific curriculum for each job type within SCI using a combination of traditional classroom, web-based courses, virtual classroom and on-the-job training for the more than 20,000 individuals that we employ in North America.

     Externally, we continue to enhance signage and local advertising efforts using the Dignity® name and logo. Through our national brand we are the sponsor of several nationally recognized community programs including Dignity Memorial Escape School® (www.escapeschool.com), which provides parents and their children with critical abduction prevention and escape techniques, Dignity Memorial Smart and Safe Seniors® (www.smartandsafe.com), which educates seniors about consumer fraud, cons and scams, home break-ins, travel safety and other topics, and The Vietnam Wall Experience (www.vietnamwallexperience.com), which is a traveling, three-quarter-scale replica of the Vietnam Veterans Memorial in Washington, D.C. We are also currently testing new television, radio and print advertising, which if successful, will be launched on a national basis. This new media advertising focuses on the unique products and services exclusive to Dignity Memorial® providers.

     It is our belief that today’s funeral consumers’ preferences are changing. The focus in this industry historically has been on selling caskets, flowers and interment rights. Based on our market studies, we believe customers are less interested in buying products and more interested in creating a meaningful experience and receiving professional help to deal with the aspects of what occurs when a loved one dies. Through our Dignity® brand we are developing more contemporary and comprehensive products and services that we believe will help the consumer through the entire experience. Some of the exclusive items offered through Dignity providers include grief counseling services through a 24-hour Compassion Helpline, legal services membership, internet memorial archive capabilities through Making Everlasting Memories (www.mem.com) and the Aftercare® Planner — a comprehensive organizing system that helps families manage the many business details that arise after a death occurs. Dignity benefits also include the Bereavement Travel Program, a unique feature through which customers can obtain special rates on airfare, car rentals and hotel accommodations for family and friends who must travel from out of town to attend memorial services. Depending on the number of visitors and the cities from which their travel originates, the cumulative savings in connection with one funeral can be in the hundreds — even thousands — of dollars. Importantly, these products and services appeal to both burial and cremation consumers. We are also focusing on programs that offer consumers new ways to personalize funeral services and create meaning in the experience.

Growing Our Revenues

     As described earlier, we believe improvements in our cost structure will drive near term earnings growth; however, we realize to achieve sustainable long-term growth that we must grow our revenues. We believe we can be successful in this regard by developing the Dignity brand, listening to our consumers and developing an approach that takes our Company to new levels.

Enhancing Sales Opportunities

     We believe we can grow core revenues by utilizing technology and contemporary marketing strategies to enhance our sales opportunities and strengthen the competitive advantage of our national brand, Dignity Memorial®. In this regard, particular focus is being placed on selling Dignity Memorial® packaged funeral and cremation plans, developing product differentiation within our cemeteries, and enhancing our cremation strategies.

     Our national brand name, Dignity Memorial®, also represents a unique set of packaged funeral and cremation plans offered exclusively through our network on an atneed and preneed basis. These packages are designed to simplify customer decision-making and include the unique value-added products and services described earlier which have traditionally been unavailable through funeral service locations. Our customer satisfaction index, as measured by independent surveys completed by consumers three weeks following a funeral, continues to reach record levels which we believe is largely attributable to the value and savings consumers receive when they select a Dignity package. When Dignity packages are sold, it results in significant incremental revenue and gross profit margin per funeral service compared to non-Dignity sales due to the comprehensive product and service offerings they provide. On a burial funeral, Dignity packaged sales generate on average approximately $2,800 more than non-Dignity sales. On a cremation service, Dignity packaged sales generate approximately $1,700 more than non-Dignity sales. In 2003, approximately 16% of the total funeral consumers we served selected a Dignity package. On a preneed basis, approximately 20% of funeral prearrangement contracts sold were Dignity plans. A key initiative to help drive increases in the selection rate of Dignity packaged plans is through improved merchandising techniques. In a limited number of test locations, modifications are being made to casket selection rooms that will place less emphasis on traditional funeral merchandise and more focus on the comprehensive product and service offerings unique to Dignity Memorial providers. These new displays and other presentation models also offer a special emphasis on personalization options. We will continue to enhance and make modifications to these new displays in the test locations in early 2004. As we finalize a model of what works best, these new modifications will be launched nationally in late 2004 and 2005.

     We are also beginning to use more contemporary marketing strategies within our cemetery segment. Initiatives are underway to employ a tiered-product strategy that emphasizes a wide range of product offerings versus only grave spaces. Special emphasis is being placed on the development of high-end cemetery property projects such as private family estates. As of December 31, 2003, this tiered-product strategy had been implemented in less than 15% of the more than 400 cemeteries that we own and we believe this initiative will be a key driver of cemetery revenue growth in 2004 and 2005.

     To grow core revenues and profits, we believe we must address the growing trend toward cremation. We believe a successful cremation strategy is built on product differentiation, personalization and simplicity. The sale of Dignity Memorial® cremation plans can have a meaningful impact in the near term as these sales on average result in more than $1,700 of incremental revenue per service to us compared to non-Dignity cremation sales. We are also developing new displays to be used in the arrangement process that clearly explain the products and services available to cremation consumers. Within the cemetery segment, we are promoting cremation gardens, which are separate sections located within certain of our cemeteries where cremated remains can be permanently placed and that contain other unique memorialization products. We continue to develop and expand our national brand, National Cremation®, which targets the direct cremation consumer. And finally, comprehensive training programs are being developed to support and drive these key initiatives, as well as to focus on creating a personal and meaningful experience for the cremation consumer.

Increasing Market Share

     We believe that SCI has unique opportunities to grow market share due to its size and geographic diversity. We believe that a national brand will provide us access to new customers over the long term due to an increasingly mobile society in North America. We think consumers today are less likely to know a funeral director personally or live in the same area as past generations who may have used funeral home services before. A favorable experience with Dignity Memorial® through one of our community outreach programs, attending a funeral service at a Dignity location, or through previous use of a Dignity provider may influence a consumer to choose one of our funeral homes. Our centralized marketing effort will utilize information from our broad customer databases to determine geographic, demographic and lifestyle information about our consumers in order to promote awareness of the Dignity Memorial® brand name, our local names, and our provider network in the most efficient and effective manner. In addition, we will continue to capitalize on our nationwide network of providers to develop affinity relationships with large groups of individuals to whom we could market our products and services including employers, social organizations and insurance companies. Our most strategic affinity partnership today is with the Veterans of Foreign Wars and Ladies Auxiliary whose membership exceeds two million. Over the longer term, we believe these types of groups can be key influencers in the funeral home selection process.

     In addition to reducing costs, our new management structure is intended to have our strongest business leaders driving results in each of our markets. Under the new structure, many of the administrative and financial functions are now handled by support centers and the geographical scope of responsibility and accountability for business leaders has been narrowed. We believe this allows our market leaders to have a greater focus on developing people, growing market share and improving profitability in their respective markets. In addition, we continue to use market action plans as a measurement tool to drive accountability and improved results. Market leaders identify the strengths, weaknesses, opportunities and threats of their local area and develop supporting action plans in response that include measurable objectives, necessary resources and a timetable for completion.

     We are also targeting expansion through acquisition or construction in the top 150 markets in North America where probable investment returns will exceed our cost of capital. We will focus future growth capital deployment in the major metropolitan markets where there are large population bases and where multiple businesses are more conducive to clustering and contemporary marketing strategies and it is easier to attract quality management. Over the longer term, the potential for a franchise opportunity exists for further expansion in the smaller markets. In a franchise relationship we could recruit independent funeral providers to join the Dignity Memorial® network and earn fees for a comprehensive range of services that we could provide to the franchisee – all at very little or no capital cost to us.

Outlook for Fiscal 2004

     Our outlook for 2004 demonstrates continued strength in cash flows and further improvements to the capital structure. We expect growth in operating margins in 2004 largely as a result of infrastructure improvements and cost reduction programs that began in 2003. As discussed earlier in this section, initiatives centered on our Dignity Memorial® brand are being further developed to increase revenues and profits while addressing the consumers’ increasing preference for value-added products and services that assist them through the entire experience when a death occurs. In 2004, we anticipate increases in the selection rate of Dignity Memorial packaged funeral and cremation plans. We are continuing to focus on the development of strategic high-end cemetery inventory and implementation of a tiered-product approach and standard pricing model in each of our cemeteries.

     The outlook below provides ranges for certain operating measures on the income statement that could be used to calculate a broad range of expected diluted earnings per share; however, we believe it is more appropriate to use the range of expected diluted earnings per share provided because of the uncertainty of developments described below.

Highlights of Fiscal 2004 Outlook
(In millions)

Operating Measures
North America Comparable Operations
Funeral Revenues	$1,120 - $1,170
Funeral Gross Margin Percentage	20% - 24%
Cemetery Revenues	$500 - $550
Cemetery Gross Margin Percentage	13% - 17%
General and Administrative Expense	$65 - $70
Interest Expense	$127 - $130
Consolidated Effective Tax Rate	15% - 18%
Diluted Earnings Per Share	$.42 - $.50
Cash Flow and Other Measures
Cash Flows from Operating Activities	$270 - $310
Capital Expenditures	$100 - $120
Depreciation and Amortization	$125 - $135

     Diluted earnings per share guidance and all other outlook provided above specifically exclude the following:

•	Any impact from the implementation of Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) 51”. This standard was originally required to be implemented in the third quarter of 2003. In December 2003, the FASB issued a revision (FIN 46R) which allows companies to defer implementation. We will implement FIN 46R as of March 31, 2004. For a complete discussion of the effect that the implementation of FIN 46R could have on our financial statements, see Critical Accounting Policies, New Accounting Pronouncements and Accounting Changes within this Management’s Discussion and Analysis of Financial Condition and Results of Operations and note four to the consolidated financial statements included in this Form 8-K.

•	The recognition of a charge of approximately $55 million (pretax) for the cumulative effect of an accounting change associated with pension plan accounting. Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and obligations to recognize these gains and losses as they occur. In our outlook for 2004, we anticipate this change will reduce pension expenses in 2004 compared to 2003; however, because gains and losses will be recognized currently, market conditions could cause an adverse affect on results of operations as these gains and losses will be recognized currently. See note four to the consolidated financial statements included in this Form 8-K.

•	Any impact from potential changes to our accounting for insurance funded preneed funeral contracts and other accounting changes.

•	The recognition of costs associated with settlements of litigation and the recognition of receivables for insurance recoveries associated with litigation.

•	The possibility of gains or losses associated with early extinguishments of debt.

•	The possibility of gains or losses associated with asset dispositions or joint ventures.

•	The possibility of changes in the capital structure, including new debt issuances and new credit facility.

•	The possibility of the recognition of a cumulative effect of an accounting change under generally accepted accounting principles (other than FIN 46R and the change in pension accounting described above).

     The following commentary describes our assumptions, estimates and beliefs supporting our 2004 outlook:

Operating Measures

•	Comparable financial information as used in our 2004 outlook is intended to be reflective of “same store” results and excludes the effects of acquisition or construction as well as divestitures or joint ventures.

•	The outlook for North America comparable funeral revenues assumes the number of funeral services performed will be flat to slightly down with an increase in cremation services performed offset by a 1% to 3% increase in the overall average revenue per funeral service compared to 2003 levels.

•	North America comparable cemetery revenues are expected to be lower than 2003 levels due to a decline in cemetery construction revenues to more normalized levels. Revenues associated with cemetery property development projects in 2003 were approximately $60 million. Normalized levels of construction revenues in 2004 are expected to be $25 to $30 million. Offsetting this decline in revenues are anticipated increases in preneed sales as our sales structure becomes more stabilized following the significant changes that occurred in late 2002 and 2003.

•	North America funeral and cemetery gross margin percentages are expected to improve in 2004 compared to 2003 primarily due to the recent business process and operating management structure changes and expected reductions in pension plan expenses.

•	General and administrative expenses in 2003 were $178.1 million and included $95.2 million of net costs associated with various litigation-related matters. Also included in 2003 were accelerated systems amortization costs of $13.8 million that ceased in the third quarter of 2003. Excluding these litigation expenses and accelerated system amortization costs, general and administrative expenses in 2003 would have been $69.1 million. For 2004, we are estimating general and administrative expenses to be $65 to $70 million (excluding the possibility of the recognition of costs associated with settlements of litigation or receivables for insurance recoveries). Reductions in system costs will be somewhat offset by increased expenses associated with Sarbanes-Oxley compliance and compensation programs.

•	Interest expense is expected to decrease $13 to $16 million in 2004 compared to 2003 as a result of retiring debt that is scheduled to mature in 2004. Interest expense expected in 2004 of $127 to $130 million includes approximately $10 million associated with amortization of deferred loan costs. The outlook for interest expense does not take into consideration any additional debt reduction that could occur with proceeds from asset sales or joint ventures or from cash flows from operating activities.

•	The consolidated effective tax rate is expected to be 15% to 18% in 2004 compared to 25.6% in 2003. These unusually low rates are attributable to tax benefits received from certain international transactions. The 2004 expected effective tax rate on an annual basis for 2004 includes approximately $30 million of tax benefits associated with the joint venture of our France operations which will be realized in first quarter of 2004. The consolidated effective tax rate in the remaining quarterly periods is expected to be 32% to 35%.

•	The range for expected diluted earnings per share assumes dilution from shares associated with the 6.75% convertible notes due 2008.

International Operations

•	On March 11, 2004, we completed the joint venture of our funeral operations in France. In addition to maintaining a 25% share of the total equity capital of the newly formed entity, we received net cash proceeds of approximately $300 million and a note receivable in the amount of 10 million euros. As a result of the transaction, we expect to recognize a pretax gain on the sale of approximately $10 to $20 million in the first quarter of 2004. We also anticipate receiving tax benefits of approximately $30 million in 2004 related to the transaction. Our consolidated reported results for the year 2003 included $584.6 million in revenues and $68.3 million in gross profits that were associated with France.

•	Remaining international operations consist primarily of cemetery businesses in South America, where we anticipate modest improvement, net of currency fluctuations.

•	We own a 20% minority equity investment in funeral and cemetery operations in the United Kingdom. Pending a successful public offering transaction, we expect to receive proceeds of approximately $50 to $60 million in the second quarter of 2004 associated with the sale of our holdings in stock and notes in these operations.

Cash Flow and Other Measures

•	Cash flows from operating activities in 2003 were $374.1 million and included a tax refund of $94.5 million and payments of $27.1 million, net of insurance recoveries, made during 2003 to resolve certain litigation matters. Had we not received the tax refund or incurred these net litigation payments, cash flows from operating activities in 2003 would have been $306.7 million. Cash flows from operating activities are expected to be $270 to $310 million. This amount includes our ownership of France through March 11, 2004, and excludes the $100 million payment related to the proposed settlement of certain Florida litigation and any possible payments that could be made associated with other litigation matters. It also excludes any receipts from insurance recoveries related to litigation matters and any cash contributions to our frozen pension plan as discussed below.

Anticipated improvements in North America funeral and cemetery margins and reduced interest expense are expected to offset the loss of cash flows from operating activities in 2004 due to the joint venture of France, the discontinued use of surety bonding in Florida as discussed below.

•	Excluded from our 2004 outlook for cash flows from operating activities are payments made related to litigation matters. In February 2004, we paid $100 million into escrow to settle certain litigation matters in Florida. We expect this payment to be partially offset by the receipt of $25 million in recoveries under the first layer of our insurance coverage in 2004.

•	On March 11, 2004, we completed the joint venture of our funeral operations in France. In 2003, cash flows from operating activities were approximately $33 million associated with these businesses in France.

•	In the first quarter of 2004, we made a voluntary cash contribution of $20 million to our frozen pension plan to increase the fair value of the plan assets. This contribution is excluded from our 2004 outlook for cash flows from operating activities.

•	In February 2004, we discontinued the use of surety bonding as a means to provide financial assurance to customers for the prospective sale of preneed contracts in Florida. Beginning with contracts written in early 2004, we have elected to deposit customer receipts from the sale of preneed contracts into trust funds in accordance with state requirements. As a result of this change, our cash flows from operating activities will decline by $15 to $20 million, net of prospective trust receipts, in 2004 over 2003 levels. In subsequent periods, the impact to cash flows is expected to be immaterial. Not included in the outlook for 2004 are other potential changes regarding the use of surety bonding. We are currently evaluating our surety bonding program and may elect to discontinue the use of bonding in other states or cancel certain outstanding bonds and replace with funds in trusts in accordance with state regulations.

•	Payments on restructuring charges are expected to increase by approximately $7 million in 2004 compared to 2003 primarily due to severance costs associated with the reorganization of our operating management structure in the fourth quarter of 2003.

•	Similar to 2003, we do not expect to pay U.S. federal income taxes in 2004 due to significant tax loss carry-forwards. Because of these tax loss carry-forwards, we believe we will not pay cash taxes until 2006. In 2004, we expect to pay approximately $5 million for various state and Canadian province taxes.

•	Capital expenditures in 2004 are expected to be $100 to $120 million compared to $116 million in 2003. Increases in North America capital spending will be offset by reductions related to the joint venture of France. In 2003, $34.3 million of our total capital expenditures were associated with operations in France. Of the total projected capital expenditures in 2004, we expect to spend approximately $65 to $70 million on capital improvements that we believe are necessary to maintain our existing facilities in a condition consistent with company standards and extend their useful lives. This includes approximately $5 million related to our partial year ownership of France in 2004. Growth-oriented capital spending in North America is expected to increase due to investments in new funeral service facilities, Dignity® product displays in our funeral homes, and in developing strategic high-end cemetery property inventory.

•	Depreciation and amortization expense is expected to decline in 2004 compared to 2003 primarily due to the elimination of accelerated systems amortization costs and a reduction in cemetery deferred selling amortization costs due to expected lower levels of preneed revenues in 2004.

Critical Accounting Policies, New Accounting Pronouncements and Accounting Changes

     Our consolidated financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. The following is a discussion of our critical accounting policies pertaining to revenue recognition, the impairment or disposal of long-lived assets, and the use of estimates.

Revenue Recognition

     Funeral revenue is recognized when funeral services are performed. Our trade receivables primarily consist of amounts due for funeral services already performed. We sell price guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Revenues associated with sales of preneed funeral contracts, which include accumulated trust earnings and increasing insurance benefits, are deferred until such time that the funeral services are performed (see notes three and five to the consolidated financial statements included in this Form 8-K).

     Revenue associated with cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. Revenue associated with preneed cemetery property interment rights is recognized in accordance with the retail land sales provision of SFAS No. 66, “Accounting for the Sales of Real Estate” (SFAS 66). Under SFAS 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10%) of the sales price has been collected. Revenue related to the preneed sale of unconstructed cemetery property is deferred until it is constructed and 10% of the sales price is collected. Revenue associated with sales of preneed merchandise and services is not recognized until the merchandise is delivered or the services are performed (see notes three and six to the consolidated financial statements included in this Form 8-K).

Impairment or Disposal of Long-Lived Assets

     We review our goodwill annually for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), by assessing the fair values of each of our reporting units compared to our reported carrying amounts. We determine the fair value of the reporting units based on several valuation methodologies (discounted future cash flows and multiples of revenue) in order to assess impairment. If the fair value is less than our carrying amounts, the deficiency is charged to expense.

     We review our deferred selling costs for impairment in accordance with SFAS No. 60, “Accounting and Reporting by Insurance Enterprises” (SFAS 60). We incur deferred selling costs associated with our deferred revenue from (1) preneed funeral contracts which will be funded by trusts and (2) preneed cemetery contracts. When circumstances indicate our deferred selling costs are not recoverable compared to the associated portfolio of deferred revenue, the deficiency is charged to expense.

     We review our remaining long-lived assets for impairment when changes in circumstances indicate that the carrying amount of the asset may not be recoverable, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 requires that long-lived assets to be held and used be reported at the lower of their carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to us are recorded at the lower of their carrying amount or fair value less estimated cost to sell.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the carrying values of assets and liabilities and disclosures of contingent assets and liabilities at the balance sheet date. Actual results could differ from such estimates due to uncertainties associated with the methods and assumptions underlying our critical accounting measurements. Key estimates used by management, among others, include:

Allowances — We provide various allowances and/or cancellation reserves for our funeral and cemetery preneed and atneed receivables, our preneed funeral and preneed cemetery deferred revenues, as well as for our funeral and cemetery deferred selling costs. These allowances are based on an analysis of historical trends and include, where applicable, collection and cancellation activity. These estimates are impacted by a number of factors, including changes in economy, relocation, and demographic or competitive changes in our areas of operation.

Depreciation of long-lived assets — We depreciate our long-lived assets over their estimated useful lives. These estimates of useful lives may be affected by such factors as changing market conditions or changes in regulatory requirements. In 2002, we changed the estimated useful life of our existing information technology systems as a result of the decision to implement a new North America point of sale system and an upgraded general ledger system. We recognized approximately $13.8 and $13.5 million of additional amortization expense related to this change in estimate in 2003 and 2002, respectively.

Amortization of deferred selling costs — Deferred selling costs, which relate to our deferred revenues associated with preneed funeral contracts (which will be funded by trusts) and preneed cemetery contracts, are expensed in proportion to the applicable revenue when recognized in the consolidated statement of operations.

Taxes — Our ability to realize the benefit of deferred tax assets requires us to achieve certain future earnings levels. We have established a valuation allowance against a portion of deferred tax assets and could be required to further adjust that valuation allowance if market conditions change materially and future earnings are, or are projected to be, significantly different from current estimates. We intend to permanently reinvest the unremitted earnings of certain of our foreign subsidiaries in those businesses outside the United States and, therefore, have not provided for deferred federal income taxes on such unremitted foreign earnings.

Pension cost – Our pension costs and liabilities are actuarially determined based on certain assumptions, including expected long-term rates of return on plan assets and the discount rate used to compute future benefit obligations. It is our policy to use a discount rate comparable to rates of return on high-quality fixed income investments available and expected to be available during the period to maturity of the Company’s pension benefits. In 2003 and in prior years, actuarial gains and losses resulting from changes in the assumptions, or experience differences from those assumptions, are amortized over the remaining service period of active employees expected to receive benefits under the plans.

Since 2002, we have used a 9.0% assumed rate of return on plan assets as a result of a high allocation of equity securities within the plan assets. At December 31, 2003, 74% of the plan assets were equity securities with the remaining 26% of plan assets being represented by fixed income securities. As of December 31, 2003, the equity securities were invested approximately 40% in U.S. “Large Cap” investments, 15% in international equities, 10% in U.S. “Small Cap” investments and 9% in the Company’s stock. Our actuaries estimate the expected performance over a ten year period of each class of security. The 9.0% rate of return on plan assets was determined by allocating these expected long-term returns to the different components of the assets.

Pursuant to the previously mentioned $20 million infusion of funds into the plan in early 2004, we expect to rebalance the plan assets to have a lower percentage invested in traditional equity securities and fixed income securities and instead incorporate investments in hedge funds. We believe that this reallocation will reduce the volatility with limited reduction of returns.

Furthermore, we are changing our method of accounting for gains and losses on pension assets and obligations in 2004 to recognize such gains and losses during the year in which they occur. In addition to the change in our investment strategy described above, we expect to record net pension expense reflecting estimated returns on plan assets and obligations for our interim financial statements. Under the new accounting policy, upon completion of our annual remeasurement during the fourth quarter, we will recognize actual gains and losses on plan assets and obligations. Therefore, pension expense during the fourth quarter could be different than amounts recorded in interim periods. Additionally, the rate of return on pension plan assets could be lower in 2004 due to the accounting change to immediately recognize gains and losses and due to the reallocation of plan assets as discussed above. See accounting changes and note four to the consolidated financial statements in Item 8 of this Form 10-K for details of this accounting change.

Insurance loss reserves – We purchase comprehensive general liability, morticians and cemetery professional liability, automobile liability and workers compensation insurance coverages structured with high deductibles. This high deductible insurance program results in the Company being primarily self-insured for claims and associated costs and losses covered by these policies. Historical insurance industry experience indicates a high degree of inherent variability in assessing the ultimate amount of losses associated with casualty insurance claims. This is especially true with respect to liability and workers compensation exposures due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, often many years. We continually evaluate loss estimates associated with claims and losses related to these insurance coverages and falling within the deductible of each coverage through the use of qualified and independent actuaries. A variety of actuarial methodologies are applied to the underlying loss data by the actuary in arriving at an estimate of the “reasonably possible” loss range. Assumptions based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness will generally effect the analysis and determination of the “best estimate” of the projected ultimate claim losses. The results of these actuarial evaluations are used to both analyze and adjust our insurance loss reserves.

New Accounting Pronouncements

     In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51". This interpretation clarifies the application of ARB 51, “Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity and risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB revised FASB Interpretation No. 46 (FIN 46R) which allows companies with certain types of variable interest entities to defer implementation until March 31, 2004.

     We are currently in discussions with the Staff of the Securities and Exchange Commission related to our implementation of FIN 46R. The discussion relates to (i) the consolidation under FIN 46R of our preneed funeral and preneed cemetery merchandise and service trusts; (ii) the potential consolidation of our cemetery perpetual care trust funds; and (iii) the policies of recognition of the associated investment earnings of the trust funds.

     We believe, at this time, that we will consolidate the preneed funeral and preneed cemetery merchandise and service trust funds upon implementation of FIN 46R. Upon consolidation, the large majority of the trust assets will be recorded at fair value. We are unclear at this time whether we will consolidate the cemetery perpetual care trust funds upon implementation of FIN 46R. Currently, the perpetual care trust funds are not recognized on our consolidated balance sheet. If the cemetery perpetual care trust funds are consolidated, we believe we will recognize an asset and a corresponding liability in our consolidated balance sheet of approximately $650 million. The large majority of the assets of cemetery perpetual care trust funds will be recorded at fair value.

     Currently, we defer investment earnings associated with preneed funeral and preneed cemetery merchandise and service trust funds until the corresponding merchandise is delivered or the service is performed. It is unclear at this time whether this revenue recognition policy will continue upon implementation of FIN 46R, or if we will have to recognize these trust fund earnings in a revised manner, such as at the time the trusts funds themselves earn such investment earnings.

     Realized investment earnings from cemetery perpetual care trust funds are recognized in current cemetery revenues as they are intended to defray cemetery maintenance costs. We expect to continue recognizing these investment earnings under this new accounting policy.

     We believe the consolidation of the preneed funeral and preneed cemetery merchandise and service trust funds (and possibly the cemetery perpetual care trust funds) will have an effect on certain components within our consolidated statement of cash flows. Upon such consolidation, proceeds from sales of trust fund investments and disbursements for purchases of trust fund investments will be shown as separate components of cash flows from investing activities. Currently, the cash flows described above are reported within cash flows from operations as they are receivables collected from third parties.

     In addition to potentially consolidating our trust funds, we also believe we will consolidate certain cemeteries managed by us upon implementation of FIN 46R. We expect to recognize a charge of approximately $10 to $20 million, representing the cumulative effect of an accounting change, as a result of consolidating these cemeteries as of March 31, 2004. The results of operations and cash flows of these cemeteries will be included in our consolidated financial statements upon implementation of FIN 46R, although no material impact is anticipated.

     We have changed our method of accounting for insurance funded preneed contracts as we have concluded that our insurance funded preneed funeral contracts are not assets and liabilities as defined by Statement of Financial Accounting Concepts No. 6, “Elements in Financial Statements". Therefore, we have removed from our consolidated balance sheets amounts relating to insurance funded preneed funeral contracts previously recorded in Preneed funeral contracts, net and Deferred preneed funeral revenues for all periods presented. The amounts relating to insurance contracts removed were approximately $3.5 billion and $2.9 billion at December 31, 2003 and December 31, 2002, respectively. The removal of these amounts did not have an impact on our consolidated stockholders’ equity, results of operations or cash flows. See note five to the consolidated financial statements included in this Form 8-K for additional information on insurance related preneed funeral balances.

     Effective January 1, 2004, we changed the accounting for gains and losses on our pension plan assets and liabilities. We will recognize such gains and losses in our consolidated statement of operations as such gains and losses are incurred under pension accounting. Prior to January 1, 2004, we amortized the difference between actual and expected investment returns and actuarial gains and losses over seven years (except to the extent that settlements with employees required earlier recognition). We believe the change is preferable as the new method of accounting better reflects the economic nature of our pension plan and recognizes gains and losses on the pension plan assets and liabilities in the year the gains and losses occur. As a result of this accounting change, we expect to recognize a charge for the cumulative effect of an accounting change of approximately $55 million (on a pretax basis) as of January 1, 2004. This amount represents accumulated unrecognized net losses related to the pension plan assets and liabilities.

Results of Operations

     Our results for the fiscal years ended 2002 and 2001 and the first three quarter of 2003 have been restated. The financial data below reflects the effects of the restatement for all periods affected. For details relating to this restatement, see notes two and twenty-one to the consolidated financial statements included in this Form 8-K.

     Additionally, we have reclassified certain prior year amounts to conform to the current period financial presentation with no effect on previously reported net income, financial condition or cash flows.

     Total consolidated revenues were $2,328.4 million in 2003 compared to $2,312.4 million in 2002 and $2,489.0 million in 2001. The growth in revenues in 2003 over 2002 is largely attributable to increases in our funeral operations in France and driven by positive currency fluctuations. The decrease in revenues in 2002 compared to 2001 is primarily the result of the sale of our funeral and cemetery operations in the United Kingdom, which previously generated annual revenues of approximately $165 million, and various businesses in North America. Although revenues have declined from 2001 levels, gross profits improved to $362.0 million in 2003 and 2002, which in turn were 12.2% higher than 2001. The gross profit margin was 15.5% in 2003 and 15.7% in 2002, which was substantially above 12.6% in 2001 largely as a result of successful ongoing cost reduction initiatives.

     Net income in 2003 totaled $85.1 million compared to net losses in 2002 and 2001 of $232.5 million and $623.4 million, respectively. Net income in 2003 included a pretax gain on the sale of our equity investment in Australia and the collection of an associated note receivable of $45.7 million. Net income in 2003 was negatively impacted by litigation related expenses, net of estimated insurance recoveries, of $95.2 million. Included in these net litigation expenses was the recognition of a $25 million receivable during the fourth quarter of 2003 for expected insurance recoveries under the first layer of our insurance coverage related to the previously announced $100 million proposed settlement of certain Florida litigation. Net losses reported in 2002 and 2001 were impacted by impairment losses on dispositions, expenses related to market value adjustments of certain options associated with our 6.3% notes due in 2003, severance costs of former employees and expenses related to the termination of certain consulting and non-compete contractual obligations.

Detailed Comparable Operating Results for 2003, 2002 and 2001

     Results in all periods presented below are representative of comparable results, which excludes operations that were acquired or constructed after January 1, 2001 and divested by prior to December 31, 2003. Comparable financial results are meant to be reflective of “same store” results of operations. In 2002, we ceased amortization of goodwill as required by SFAS 142; changed the allocation methodology of overhead costs in North America to be based on funeral and cemetery reporting unit revenues; began recognizing revenues associated with delivered caskets previously preneed on cemetery contracts as part of funeral operations instead of cemetery operations; and ceased depreciation of operating assets held for sale during 2002. In 2002, we determined transactions to sell or joint venture certain assets would be delayed until after 2002. As a result, we resumed normal depreciation of those assets held in France and Chile in the third quarter of 2002. In January 2003, the Company once again ceased depreciation of France operating assets held for sale. For purposes of the following discussion, we have presented the financial information for 2001 on a pro forma basis as if these changes had been implemented as of January 1, 2001. The following is a discussion of results of comparable operations by geographic segment:

	Comparable
(Dollars in thousands)	Year ended December 31, 2003
	North America	% of Revenue	Europe	% of Revenue	Other Foreign	% of Revenue	Total	% of Revenue
	(Restated)						(Restated)
Revenues:
Funeral	$1,132,782	67.0%	$591,704	100.0%	$4,233	14.0%	$1,728,719	74.8%
Cemetery	556,976	33.0%	—	—%	26,074	86.0%	583,050	25.2%

	$1,689,758	100.0%	$591,704	100.0%	$30,307	100.0%	$2,311,769	100.0%

Gross profit and margin percentage:
Funeral	$214,395	18.9%	$69,249	11.7%	$1,916	45.3%	$285,560	16.5%
Cemetery	75,267	13.5%	—	—%	8,226	31.5%	83,493	14.3%

	$289,662	17.1%	$69,249	11.7%	$10,142	33.5%	$369,053	16.0%

	Comparable
	Year ended December 31, 2002
	North America	% of Revenue	Europe	% of Revenue	Other Foreign	% of Revenue	Total	% of Revenue
Revenues:
Funeral	$1,138,984	65.8%	$479,935	100.0%	$4,453	19.0%	$1,623,372	72.6%
Cemetery	592,287	34.2%	—	—%	19,000	81.0%	611,287	27.4%

	$1,731,271	100.0%	$479,935	100.0%	$23,453	100.0%	$2,234,659	100.0%

Gross profit and margin percentage:
Funeral	$232,632	20.4%	$47,407	9.9%	$2,191	49.2%	$282,230	17.4%
Cemetery	70,358	11.9%	—	—%	4,446	23.4%	74,804	12.2%

	$302,990	17.5%	$47,407	9.9%	$6,637	28.3%	$357,034	16.0%

	Comparable Pro Forma
(Dollars in thousands)	Year ended December 31, 2001
	North America	% of Revenue	Europe	% of Revenue	Other Foreign	% of Revenue	Total	% of Revenue
	(Restated)						(Restated)
Revenues:
Funeral	$1,114,686	67.4%	$431,297	100.0%	$4,573	14.3%	$1,550,556	73.2%
Cemetery	539,617	32.6%	—	—%	27,361	85.7%	566,978	26.8%

	$1,654,303	100.0%	$431,297	100.0%	$31,934	100.0%	$2,117,534	100.0%

Gross profit and margin percentage:
Funeral	$238,818	21.4%	$43,730	10.1%	$2,135	46.7%	$284,683	18.4%
Cemetery	49,211	9.1%	—	—%	12,965	47.4%	62,176	11.0%

	$288,029	17.4%	$43,730	10.1%	$15,100	47.3%	$346,859	16.4%

	Comparable
	Funeral Services Performed
	North		Other
	America	Europe	Foreign	Total
December 31:
2003	263,952	140,864	1,722	406,538
2002	268,326	137,668	1,820	407,814
2001	268,197	138,475	1,989	408,661

Comparable Funeral Segment Analysis

     Comparable North America funeral revenues in 2003 were $1,132.8 million and on the upper end of our guidance range of $1,090 million to $1,150 million. Comparable North America funeral revenues decreased slightly in 2003 from 2002. A decline of 1.6% in the number of funeral services performed and lower levels of general agency revenues associated with the sale of insurance funded preneed funeral contracts were partially offset by an increase of 2.1% in the average revenue per funeral service. We believe the declines in funeral services performed are consistent with, and in certain instances less than, the declines reported by others in the funeral service and casket manufacturing industries. We also track weekly mortality data published by the Centers for Disease

Control (CDC). We believe that the decline in our funeral services performed in 2003 is less than the declines in numbers of deaths reported by the CDC. General agency revenues declined in 2003 versus 2002 due to the anticipated decrease in sales of insurance funded preneed funeral contracts as a result of the significant changes made to the sales organization. Comparable North America funeral revenues increased 2.2% in 2002 compared to 2001 led by a slight increase in comparable funeral services performed and a 1.9% increase in the average revenue per funeral service.

     The average revenue per funeral service increased 2.1% in 2003 over 2002 and increased 1.9% in 2002 over 2001. The fourth quarter of 2003 represents the fourteenth consecutive quarter in which we have increased our average revenue per funeral service. This consistent growth in average revenue is largely a result of the success of the nationally branded Dignity Memorial® packaged funeral and cremation plan initiative. Dignity Memorial packaged plans are designed to simplify the customer decision-making process, provide savings and enhance the value to consumers through unique products and services which have traditionally been unavailable through funeral service locations. In addition to improving customer satisfaction levels as measured by independent surveys, Dignity Memorial burial and cremation packaged plans generate significant incremental revenue per funeral service compared to non-Dignity sales due to the comprehensive product and service offerings they provide. On a burial funeral, Dignity Memorial packaged sales generate on average approximately $2,800 more than non-Dignity sales. On a cremation service, Dignity Memorial packaged sales generate approximately $1,700 more than non-Dignity sales. During 2003, approximately 16% of the total funeral consumers served selected a Dignity packaged plan compared to approximately 14% in 2002 and approximately 7% in 2001. On a preneed basis, approximately 20% of funeral preneed arrangements contracts sold in 2003 were Dignity plans compared to approximately 18% in 2002 and approximately 7% in 2001.

     We achieved increases in average revenue during 2001 through 2003 despite an increase in cremation services. In the death care industry, there has been a growing trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. While cremations performed by us in North America typically have higher gross profit margins than traditional funeral services, cremations usually result in lower revenue and gross profit dollars compared to traditional burial funeral services. Of the total comparable funeral services performed in North America during 2003, 39.0% were cremation services compared to 37.9% in 2002 and 36.7% in 2001. Our ability to offer the cremation consumer a broad array of products and services through Dignity packaged plans resulted in increases in the average revenue per cremation service in 2003 compared to 2002.

     The North America funeral gross margin percentage for the twelve months ended December 31, 2003 was 18.9% and on the lower end of our targeted range of 18% to 22%. The North America funeral gross profits and gross margin percentage declined in 2003 compared to 2002 and 2001 primarily due to volume declines experienced by us and others in the industry and increased employee benefit costs and insurance costs. These increases in employee benefit and insurance costs were somewhat offset by reductions in selling and other overhead costs.

     Comparable international funeral revenues and gross profits, which predominantly are associated with our businesses in France, increased in 2003 compared to 2002 and 2001. Subsequent to December 31, 2003, these businesses were sold in a joint venture transaction on March 11, 2004 and we retained a 25% minority equity interest. In 2003, France’s reported revenues and gross profits were $584.6 million and $68.3 million, respectively. Included in 2003 results are positive effects of foreign currency translation of $93.2 million in revenues and $9.2 million in gross profits compared to 2002. Excluding favorable currency effects, France’s revenues grew 3.1% and the gross margin percentage improved to 11.7% compared to 9.9%. These improved results were driven by a 2.6% increase in funeral services performed and a 4.5% increase in the average revenue per funeral service. Also, 2002 results included $8.9 million of depreciation expense that was not included in 2003 under accounting rules once we began to actively pursue a joint venture with respect to these funeral operations. Revenues and gross profits for France also improved in 2002 over 2001 despite a 0.5% decline in funeral services. The effect of foreign currency translations positively benefited 2002 revenues by $24.9 million and gross profits by $2.5 million. Included in results for 2001 is approximately $10 million more of depreciation expense as discussed above. Excluding favorable currency effects and the impact of depreciation expense, France’s revenues grew by 5.5% and gross profits improved by approximately $10 million. These improved results were due to a 4.3% increase in the average revenue per funeral and increases in burial monument sales, along with successful cost reduction initiatives.

Comparable Cemetery Segment Analysis

     Comparable North America cemetery revenues for the twelve months ended December 31, 2003 were $557.0 million. Comparable North America cemetery revenues decreased in 2003 compared to 2002 associated with the anticipated decrease in preneed revenues due to significant changes in the sales organization and lower levels of revenues associated with completed cemetery property development projects. As a result of redesigning sales compensation programs, eliminating certain lead generation programs, incentive travel programs and other sales activities and shifting to a sales model based on personal referrals, we expected revenues in 2003 to be negatively impacted. We also expected, and realized, higher gross margins as a result of these strategic changes. Comparable North America cemetery revenues increased in 2002 compared to 2001 as a result of increases in completed cemetery property development projects and increases in the amount of cash receipts and down payments received from preneed property sales. Preneed cemetery property revenues are recognized when development of the property is completed and customer payments are at least 10% of the total contract amount.

     The cemetery gross margin percentage for the twelve months ended December 31, 2003 was 13.5%, which exceeded the 2002 gross margin percentage of 11.9%. A significant decline in preneed selling costs as described above helped to overcome increased employee benefit and insurance costs and increased maintenance expenses to bring certain cemeteries in line with Company standards. Comparable North America cemetery gross profit and margin percentage increased in 2002 compared to 2001 primarily as a result of increases in completed cemetery property development projects.

General and Administrative Expenses

     General and administrative expenses in 2003 were $178.1 million compared to $89.8 million in 2002. This increase of $88.3 million is primarily a result of an increase in litigation expenses of $85.2 million. We recognized expenses, net of estimated insurance recoveries, of $95.2 million in 2003 compared to $10 million in 2002. These expenses were primarily associated with litigation matters in Florida. Excluding these litigation related expenses in 2003 and 2002, general and administrative expenses increased $3.1 million. Decreases in technology and other overhead costs were offset by $6.0 million of accrued expenses associated with our long-term incentive compensation program. This new plan is based upon our total shareholder return (share price appreciation including reinvested dividends) during the period 2003 to 2005 relative to a peer group of companies. This new compensation plan is expensed currently in contrast to our historical stock option plan in 2002 that was not expensed. Amounts accrued in 2003 related to this compensation plan are not expected to be paid until 2006 and only if earned.

     General and administrative expenses increased $19.4 million in 2002 compared to 2001. Included in 2002 is $10 million of expenses associated with litigation related matters and $13.5 million of accelerated non-cash amortization expense related to our decision to implement new information systems that was not included in 2001. In 2002, we made the decision to implement new information systems and, therefore, accelerated the existing systems amortization costs which ceased in the third quarter of 2003.

     In addition to general and administrative expenses, there are two other components of overhead costs in North America: home office overhead and field overhead. These overhead costs are allocated to funeral and cemetery operations in North America. Home office and field overhead costs totaled $152.7 million in 2003 compared to $162.9 million in 2002 representing a decline of more than $10 million or 6.3%. This decline is primarily attributable to reductions in preneed sales overhead costs as a result of significant changes made to our sales organization in late 2002 and early 2003.

Other Income and Expenses

     In 2003, we recognized a net pretax gain of $49.4 million in gains and impairment (losses) on dispositions, net, primarily related to the sale of certain equity investments during the year. In December 2003, we sold our equity investment in Australia and collected an associated note receivable that generated a gain and net cash proceeds of $45.7 million. During the second quarter of 2003, we sold our equity investment in Spain for net cash proceeds of $26.0 million and recognized a gain of $8.1 million. These gains helped to offset net losses related to sales of various North America businesses. In 2002, we recognized net gains and impairment losses on dispositions of $161.5 million primarily related to an impairment charge for several funeral and cemetery operations held for sale in North America. In 2001, we recognized a net loss of $623.4 million primarily related to the loss on joint venturing our Australian operations, losses from the disposition of operations in the Netherlands, Norway and Belgium and the impairment of certain international operations held for sale.

     Other operating expenses of $9.0 million recognized in 2003 are largely due to severance costs associated with the reorganization of our operating management structure in the fourth quarter of 2003. In November 2003, we moved to a major market and middle market concept with the understanding that our markets and businesses are not all the same and require different management approaches. We eliminated the dual management organizations of sales and operations and now have one leader responsible for each market that has the ability to lead in a multi-segment environment, who is focused on growing our business and who is committed to the Dignity Memorial® standards and brand. Other operating expenses recognized in 2002 of $94.9 million related to market value adjustments of certain options associated with our 6.3% notes due 2003, severance costs of former employees, and expenses related to the termination of certain consulting and non-compete contractual obligations.

     Interest expense decreased to $142.7 million in 2003 compared to $160.9 million and $210.9 million in 2002 and 2001, respectively. The decrease in interest expense reflects the success we have had in reducing outstanding debt.

     Other income, net was $29.7 million in 2003 compared to $25.2 million in 2002 and $23.2 million in 2001. Other income, net primarily consists of income from various notes receivable and cash investments, gains from early extinguishments of debt, equity earnings of investments in certain companies and cash overrides associated with preneed funeral sales with third party insurance companies. Other income, net increased in 2003 over 2002 and 2001 primarily associated with increases in interest income and transactional foreign currency exchange gains which helped to offset declines in gains from early extinguishments of debt and lower levels of cash overrides received from third party insurance companies associated with the sale of preneed funeral contracts.

     In the twelve months ended December 31, 2002, we recognized an after tax charge of $135.6 million as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets". This standard required goodwill to no longer be amortized, but instead tested for impairment annually. This charge related to impairment of goodwill in our North America cemetery segment.

     The effective tax rate was 25.8% in 2003 compared to 31.4% in 2002. The decline in the effective tax rate is due primarily to income tax benefits associated with certain international transactions. We expect the annual effective tax rate in 2004 to be 15% to 18% due to income tax benefits of approximately $30 million related to our joint venture of France which will be realized in the first quarter of 2004.

Financial Condition, Liquidity and Capital Resources

     Our primary financial objectives are to continue to improve our financial flexibility by generating strong cash flows, completing remaining asset sales or joint ventures, and further reducing debt. We have a goal of achieving specific ratings with the credit rating agencies. At December 31, 2003, our long-term debt was rated “BB-” by Standard and Poor’s and “B1” by Moody’s Investors Service. Our targeted rating from Standard and Poor’s is “BB” and from Moody’s Investors Service a “Ba2”. Our balance sheet continues to improve. We have made significant progress in reducing debt since 2001.

	December 31,
	2003	2002	2001
Cash and cash equivalents	$239.4	$200.6	$29.3
Total debt	$1,701.9	$1,974.4	$2,522.0

Net debt (total debt less cash)	$1,462.5	$1,773.8	$2,492.7

     Cash and cash equivalents were $239.4 million at the end of 2003 as compared with $200.6 million at the end of 2002 and $29.3 million at the end of 2001. Total debt less cash and cash equivalents at December 31, 2003, was $1,462.5 million, representing the lowest levels in our company since 1994. Total debt has been reduced by $820.1 million or 32.5% since December 31, 2001. This reduction since December 31, 2001, is a result of strong cash flows from operating activities including the receipt of tax refunds of approximately $152 million and a successful asset divestiture and joint venture program that produced more than $500 million of net cash proceeds.

Cash Flow

     We believe our ability to generate cash from operations to reinvest in our business is one of our fundamental financial strengths. Cash flows from operating activities were $374.1 million in 2003 and included payments of $27.1 million, net of insurance recoveries, to resolve certain litigation matters. Excluding these litigation payments, cash flows from operating activities were $401.2 million, ahead of our guidance range of $350 to $400 million (our target range specifically excluded any potential impact from litigation matters). Also included in our actual and projected 2003 amounts and our 2003 guidance range was the receipt of a $94.5 million tax refund. Cash flows from operating activities in 2002 were $352.2 million and included a $57.1 million tax refund and a $10.1 million escrow receipt from the sale of our French insurance company. Had we not incurred these net litigation payments or received the tax refunds and escrow receipt, cash flows from operating activities in 2003 would have been $306.7 million compared to $285.0 million in 2002, representing an increase of $21.7 million or 7.6%. The increase is primarily attributable to reductions in cash interest paid. We also had improvements in working capital in North America associated with reduced preneed selling costs which helped to offset reduced operating cash flows from our French operations.

     Our investing activities resulted in a net cash outflow of $37.4 million in 2003 compared to a net cash inflow of $326.9 million in 2002. The change is primarily due to a reduction in proceeds from asset sales and joint ventures, increases in capital expenditures and additional deposits to restricted cash as we decided to replace certain letters of credit with cash collateral.

     Net cash used in financing activities was $300.1 million in 2003 compared to $505.5 million in 2002. The net cash used in both periods is primarily due to our continued focus on debt reduction. Repayments of long term debt were $291.3 million in 2003 and $383.1 million in 2002. Included in 2002 was a use of cash of $57 million related to the final settlement of certain options associated with our 6.3% notes due 2003.

     Cash flows from operating activities in 2004 are expected to be $270 to $310 million, excluding the $100 million payment related to the proposed settlement of certain Florida litigation matters in February 2004 and the possibility of payments that could be made associated with other litigation related matters. It also excludes any receipts from insurance recoveries related to litigation matters and any cash contributions to our frozen pension plan. Anticipated improvements in North America funeral and cemetery margins and reduced interest expense are expected to offset the loss of cash flows from operating activities in 2004 as a result of the joint venture of France, the discontinued use of surety bonding in Florida prospectively.

Capital Expenditures

     For 2003, capital expenditures totaled $115.6 million compared to $99.9 million in 2002 and $74.9 million in 2001. Of the total capital expenditures in 2003, $34.3 million was associated with our funeral operations in France, which was divested in a joint venture on March 11, 2004. Capital spending for items that we believe are necessary to maintain our existing facilities in a condition consistent with Company standards and extend their useful lives amounted to $87.2 million in 2003 as compared to $72.9 million in 2002 and $74.0 million in 2001. The increase in capital improvement spending at our existing facilities in 2003 was planned as we continue to focus on the quality of our facilities to ensure that they are consistent with standards that we have established related to our national branding strategy and that we are competitive in our respective markets. Capital spending associated with new growth initiatives was $29.2 million in 2003 compared to $27.1 million in 2002. Included in these amounts are approximately $10 million in 2003 and 2002 associated with your operations in France. These expenditures are intended to grow revenues and profits and are primarily related to the construction of cemetery property inventory and the construction of funeral home facilities on SCI-owned cemeteries.

     Total capital expenditures in 2004 are expected to be $100 million to $120 million. Of the total projected capital expenditures in 2004, we expect to spend approximately $65 to $70 million on capital improvements to maintain our existing facilities. Growth-oriented capital spending in North America is expected to increase due to investments in new funeral home facilities, Dignity® product displays in our funeral homes, and in developing strategic high-end cemetery property.

Liquidity

     We believe we have sufficient liquidity and that our financial position is sound. As of December 31, 2003, we had a cash balance of approximately $240 million plus approximately $115 million of availability under a $185 million bank credit facility. We have no cash borrowings under this credit facility, but we have issued approximately $70 million of letters of credit under the facility. In February 2004, we paid $100 million into escrow to settle certain litigation matters in Florida. We expect this payment to be partially offset by the receipt of $25 million from recoveries under the first layer of our insurance coverage in 2004. On March 11, 2004, we successfully completed a joint venture of our funeral operations in France and received approximately $300 million in net cash proceeds while retaining a 25% minority interest in the acquiring company. In the first quarter of 2004, we made a voluntary cash contribution of $20 million to our frozen pension plan to increase the fair value of plan assets. For further details regarding this pension plan, see note fourteen to the consolidated financial statements in Item 8 of this Form 10-K. Beginning in early 2004, we discontinued the use of surety bonding for the prospective sale of preneed cemetery contracts in the state of Florida and have elected to deposit customer receipts from the sale of preneed contracts into trust funds. As a result of this change, we expect our cash flows from operations to decline by $15 to $20 million in 2004. Pending a successful public offering transaction, we expect to receive proceeds of approximately $50 to $60 million in the second quarter of 2004 associated with the sale of our holdings in stock and notes in operations in the United Kingdom.

     At December 31, 2003, the maturity schedule for outstanding public notes due in the near and intermediate term was as follows:

Outstanding at
December 31, 2003
7.375% notes due April 2004	$111.2
8.375% notes due December 2004	$50.8
6.0% notes due December 2005	$272.5
7.2% notes due June 2006	$150.0

     Based on our cash balance and credit availability, expectations of future cash flows from operating activities and asset sales, and proceeds received from the joint venture of France, we believe that we have adequate means to meet the near and intermediate term debt obligations as well as our operating needs.

Contractual, Commercial and Contingent Commitments

     We have assumed various financial obligations and commitments in the ordinary course of conducting our business. We have contractual obligations requiring future cash payments under existing contractual arrangements, such as management, consulting and non-competition agreements. We also have commercial and contingent obligations which result in cash payments only if certain contingent events occur requiring our performance pursuant to a funding commitment.

     The following table details our known future cash payments (on an undiscounted basis) related to various contractual obligations as of December 31, 2003.

	Payments Due By Period
Contractual Obligations	2004	2005 – 2006	2007 - 2008	Thereafter	Total
Current maturities of long-term debt (1)	$182,682	$—	$—	$—	$182,682
Long-term debt (1)	—	477,958	668,376	422,449	1,568,783
Casket purchase agreement (2)	100,000	187,000	—	—	287,000
Operating lease agreements (3)	50,138	65,978	29,873	27,986	173,975
Contingent purchase obligation (4)	—	53,000	—	—	53,000
Management, consulting and non-competition agreements (5)	50,110	43,889	13,597	7,361	114,957

Total contractual obligations	$382,930	$827,825	$711,846	$457,796	$2,380,397

(1)	Our outstanding indebtedness contains standard provisions, such as payment delinquency default clauses and change of control clauses. In addition, our bank credit agreement contains a maximum leverage ratio and a minimum interest coverage ratio. Our outstanding indebtedness includes $25.4 million principal balance of capital lease obligations of which $24.2 million was associated with capital leases of our French operations. For further information see note nine to the consolidated financial statements included in this Form 8-K.

(2)	We have executed a purchase agreement with a major casket manufacturer for our North America operations with an original minimum commitment of $750 million, covering a six-year period, which will expire in 2004. The agreement contains provisions for annual price adjustments and provides for a one-year extension to December 31, 2005 in which we are allowed to satisfy any remaining commitment that exists at the end of the original term. At December 31, 2003, our remaining maximum commitment under the purchase agreement was $287 million. Based on our historical purchases, we expect to exercise our option to extend the terms of the agreement for one year and expect to fulfill our commitment without any economic loss.

(3)	The majority of our operating leases contain options to (i) purchase the property at fair value on the exercise date, (ii) purchase the property for a value determined at the inception of the leases, or (iii) renew for the fair rental value at the end of the primary lease term. Our operating leases primarily relate to funeral service locations, automobiles, limousines, hearses, cemetery operating and maintenance equipment and two aircraft. Approximately $28 million of our operating leases are associated with facilities in our France operations. We have residual value exposures related to certain operating leases of approximately $7.6 million. We believe it is unlikely that we will have to make future cash payments related to these residual value exposures.

(4)	In connection with certain acquisitions related to our South America operations, we entered into contingent purchase obligations with certain former owners of those businesses, which require us to pay additional consideration in any one year between 2003 and 2005, at the option of the former owners, based on the results of operations, as defined. The additional consideration may be partially paid in common stock at the discretion of the former owners. Presently, we expect the former owners to request the additional consideration in 2005 and estimate it to be a $53 million liability, which is recorded in Other liabilities in the consolidated balance sheet.

(5)	We have entered into management employment, consulting and non-competition agreements which contractually require us to make cash payments over the contractual period. The agreements have been primarily entered into with certain officers and employees of the Company and former owners of businesses acquired. The contractual obligation amounts pertain to the total commitment outstanding under these agreements and may not be indicative of future expenses to be incurred related to these agreements due to cost rationalization programs completed by the Company.

     We have not included amounts in this table for payments of pension contributions and payments for various postretirement welfare plans and postemployment benefit plans, as such amounts have not been determined beyond 2004. Furthermore, we have not presented the amounts associated with these obligations for 2004 since we are not required to make any payments to the plans. Still, as previously disclosed, we have voluntarily elected to contribute $20 million to our frozen pension plans in the first quarter of 2004.

     The following table details our known potential or possible future cash payments (on an undiscounted basis) related to various commercial and contingent obligations as of December 31, 2003.

	Expiration By Period
Commercial and Contingent Obligations	2004	2005 - 2006	2007 - 2008	Thereafter	Total
Surety obligations (1)	$241,856	$—	$—	$—	$241,856
Letters of credit (2)	69,815	—	—	—	69,815
Representations and warranties (3)	7,194	13,543	—	18,386	39,123

Total commercial and contingent obligations	$318,865	$13,543	$—	$18,386	$350,794

(1)	To support our operations, we have engaged certain surety companies to issue surety bonds on behalf of the Company for customer financial assurance or as required by state and local regulations. The surety bonds are primarily obtained to provide assurance for our preneed funeral and cemetery obligations, which are appropriately presented as liabilities in the consolidated balance sheet as Deferred preneed funeral contract revenues and Deferred cemetery contract revenues. The total outstanding surety bonds at December 31, 2003, were $333 million. Of this amount, $310 million was related to preneed funeral and preneed cemetery obligations. When we obtain surety bonds, we are required to obtain 100% of our liability amount to perform the services. When we deposit funds into state-mandated trust funds, however, we are often not required to deposit 100% of the liability amount. Therefore, in the event all of the surety companies canceled or did not renew our outstanding surety bonds, which are generally renewed for twelve-month periods, we would be required to either obtain replacement assurance or fund approximately $242 million, as of December 31, 2003, primarily into state-mandated trust accounts. At this time, we do not believe we will be required to fund material future amounts related to these surety bonds. We are currently evaluating our surety bonding program and may elect to discontinue the use of bonding in other states or cancel certain outstanding bonds and replace with funds in trusts in accordance with state regulations.

(2)	We are occasionally required to post letters of credit, issued by a financial institution, to secure certain insurance programs or other obligations. Letters of credit generally authorize the financial institution to make a payment to the beneficiary upon the satisfaction of a certain event or the failure to satisfy an obligation. The letters of credit are generally posted for 1-year terms and are usually automatically renewed upon maturity until such time as we have satisfied the commitment secured by the letter of credit. We are obligated to reimburse the issuer only if the beneficiary collects on the letter of credit. We believe that it is unlikely we will be required to fund a claim under our outstanding letters of credit. In 2003, the full amount of the letters of credit were supported by our credit facility which expires July 2005.

(3)	In addition to the letters of credit described above, we currently have contingent obligations of $39.1 million related to our asset sale and joint venture transactions. We have agreed to guarantee certain representations and warranties associated with such disposition transactions with letters of credit or interest bearing cash investments. We have interest bearing cash investments of $13.8 million included in Deferred charges and other assets pledged as collateral for certain of these contingent obligations. We do not believe we will ultimately be required to fund to third parties any claims against these representations and warranties.

Subsequent to December 31, 2003, we agreed to certain representations and warranties associated with the disposition of our investment in France. The undiscounted amount of the representations and warranties associated with the sale is approximately $36 million and includes indemnifications related to taxes and other obligations. This amount will be recorded in Other liabilities in our consolidated balance sheet.

Preneed Funeral and Cemetery Activities

     In addition to selling our products and services to client families at the time of need, we believe an active funeral and cemetery preneed arrangement program, which complements our framework for long-term growth, can increase future market share in our service markets. Preneed arrangement is a means through which a customer contractually agrees to the terms of a funeral service, cremation service, and/or cemetery burial interment right, merchandise or cemetery service to be performed or provided in the future (that is, in advance of when needed or “preneed”).

Preneed Funeral Activities

     When customers contractually prearrange their funeral services, we record an asset, Preneed funeral contracts, net, and a corresponding liability, Deferred preneed funeral contract revenues, net in our consolidated balance sheet for the contract price. The funeral revenues are deferred and will not be recognized in the consolidated statement of operations until the funeral services are performed or the merchandise is delivered. While some customers may pay for their contract in a single payment, most preneed funerals are sold on an installment basis over a period of one to seven years. On these installment contracts, we receive on average a down payment at the time of sale of approximately 11%. Historically, the majority of our preneed funeral trust contracts have not included a finance charge. Because the services or merchandise will not be provided until some time in the future, most states and provinces require that all or a portion of the funds collected from customers on preneed funeral contracts be protected for the benefit of the customer pursuant to applicable law. Some or all of the funds may be required to be placed into trust accounts, or a surety bond may be posted in lieu of trusting (collectively “trust funded preneed funeral contracts”). Alternatively, where allowed, customers may choose to purchase a life insurance or annuity policy from third party insurance companies to fund their preneed funeral (“insurance funded preneed funeral contract”). Only certain of these customer funding options may be applicable in any given market we serve.

     Trust Funded Preneed Funeral Contracts: Where the applicable law requires that all or a portion of the funds collected from preneed funeral contracts be placed in trust accounts, the funds deposited into trust are invested by the independent trustees in accordance with the investment guidelines established by statute or, where the prudent investor rule is applicable, the guidelines established by our Investment Committee. The trustees utilize professional investment advisors to select and monitor the money managers that make the individual investment decisions in accordance with the guidelines. We retain any funds above the amounts required to be deposited into trust accounts and use them for working capital purposes, generally to offset the selling and administrative costs of the prearrangement programs. Applicable law governs the timing of the required deposits into the trust accounts, which generally ranges from five to 45 days after receipt of the funds from the customer.

     The trust investments are expected to generate earnings sufficient to offset the inflationary costs of providing the preneed funeral services and merchandise in the future for the prices that were guaranteed at the time of sale. We believe the market value of the preneed funeral trust investments at December 31, 2003 exceeds the expected cost of meeting our obligations to provide funeral services and merchandise for the unperformed preneed funeral contracts. Investment earnings on funds placed into trust accounts are generally accumulated and deferred until each preneed contract is either utilized upon the death of, or cancelled by, the customer.

     However, in certain states, the trusts are allowed to distribute a portion of the investment earnings to us prior to that date. Until the preneed contract is utilized or cancelled, any investment earnings are attributed to the individual preneed funeral contract. These attributed investment earnings (whether distributed or undistributed) are recognized in our consolidated statement of operations when the merchandise is delivered and the services are performed following the death of the customer or when the contract is canceled and we are entitled to retain these earnings. Recognition of the investment earnings is independent of the timing of the receipt of the related cash flows.

     Direct selling costs incurred pursuant to the sales of trust funded preneed funeral contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding trust funded preneed funeral contract revenues when recognized. Other selling costs associated with the sales and marketing of preneed funeral contracts (e.g., lead procurements costs, brochures and marketing materials, advertising and administrative costs) are expensed as incurred. An allowance for cancellation is recorded for trust funded preneed funeral contract deferred selling costs based on historical contract cancellation experience.

     If a customer cancels the trust funded preneed funeral contract, applicable law determines the amount of the refund owed to the customer, including in certain situations the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to trust and previously undistributed net investment earnings and pay the customer the required refund. We retain any excess funds and recognize the attributed investment earnings (net of any investment earnings payable to the customer) in our consolidated statement of operations. In certain jurisdictions, we may be obligated to fund any shortfall if the amounts deposited by the customer exceed the funds in trust. As a result, when realized or unrealized losses of a trust result in trust funded preneed funeral contracts being under-funded, we will assess those contracts to determine whether a loss provision should be recorded. We have not been required to recognize any loss amounts.

     The cash flow activity over the life of a trust funded preneed funeral contract from the date of sale to its death maturity or cancellation is captured in the line item Net effect of preneed funeral production and maturities in the consolidated statement of cash flows. While the contract is outstanding, cash flow is provided by the amount retained from funds collected from the customer and any distributed investment earnings. This is reduced by the payment of trust funded preneed funeral deferred selling costs. The effect of amortizing trust funded preneed funeral deferred selling costs is reflected in Depreciation and amortization in the consolidated statement of cash flows. At the time of death maturity, we receive the principal and undistributed investment earnings from the trust and any remaining receivable due from the customer. This cash flow at the time of service is generally less than the revenue recognized, thus creating a negative effect on working capital cash flow from operating activities.

     In certain situations pursuant to applicable laws, we can post a surety bond as financial assurance for an amount that would otherwise be required to be deposited in trust accounts for trust funded preneed funeral contracts. See the Financial Assurances section within this Financial Condition, Liquidity and Capital Resources section for further details on our practice of posting such surety bonds. We believe the deferred revenues associated with preneed funeral bonded contracts exceed the expected cost of meeting our obligations to provide funeral services and merchandise for the outstanding preneed funeral bonded contracts, and our future operating cash flows will be sufficient to fulfill these contracts without use of the surety bonds.

     If a customer cancels the trust funded preneed funeral contract that has been bonded prior to death maturity, applicable law determines the amount of the refund owed to the customer. Because the funds have not been held in trust, there are no earnings to be refunded to the customer or us. We pay the customer refund out of our operating funds, which reduces working capital cash flow from operating activities.

     The cash flow activity over the life of a trust funded preneed funeral contract that has been bonded from the date of sale to its death maturity or cancellation is captured in the line item Net effect of preneed funeral production and maturities in the consolidated statement of cash flows. The payments received from our customers for their trust funded preneed funeral contracts that have been bonded are a source of working capital cash flow from operating activities until the contracts mature. This is reduced by the payment of deferred selling costs, the premiums to the surety companies for the bond coverage, and refunds on customer cancellations of contracts. When a trust funded preneed funeral contract that has been bonded matures upon the death of the beneficiary, there is no additional cash flow to us unless the customer owed an outstanding balance.

     Insurance Funded Preneed Funeral Contracts: Where permitted, customers prearrange their funeral contract by purchasing a life insurance or annuity policy from third party insurance companies, for which we earn a commission for being the general agent for the insurance company. The policy amount of the insurance contract between the customer and the third party insurance company generally equals the amount of the preneed funeral contract. However, we do not reflect the unfulfilled insurance funded preneed funeral contract amounts in our consolidated balance sheet.

     The third party insurance company collects funds related to the insurance contract directly from the customer. The life insurance contracts include increasing death benefit provisions, which are expected to offset the inflationary costs of providing the preneed funeral services and merchandise in the future for the prices that were guaranteed at the time of the preneed sale. The customer/policy holder assigns the policy benefits to our funeral home to pay for the preneed funeral contract at the time of need. Approximately 63% of our 2003 North America preneed funeral production was insurance funded preneed funeral contracts.

     The commission we earn for being the general agent on behalf of the third party insurance companies is based on a percentage per contract sold. These general agency (GA) revenues are recognized as funeral revenues when the insurance purchase transaction between the customer and third party insurance provider is completed. Prior to January 1, 2003, we recognized these GA revenues as reductions to selling expenses in the consolidated statement of operations. In 2003, we began recognizing these amounts as funeral revenues. We have reclassified the prior year amounts to conform to the current period presentation with no effect on previously reported results of operations, financial condition, or cash flows. Direct selling costs incurred pursuant to the sale of insurance funded preneed funeral contracts are expensed as incurred. GA revenues recognized by us totaled approximately $27.7 million, $47.1 million and $43.3 million, and direct selling costs expensed by us totaled approximately $23.9 million, $34.1 million and $37.3 million for the years ended December 31, 2003, 2002 and 2001, respectively, in connection with sales of insurance funded preneed funeral contracts.

     Additionally, we may receive cash overrides based on achieving certain dollar volume targets of life insurance policies sold as a result of marketing agreements entered into in connection with the sale of our insurance subsidiaries in 2000. These overrides are recorded in Other income, net, in the consolidated statement of operations.

     If a customer cancels the insurance funded preneed funeral contract prior to death maturity, the insurance company pays the cash surrender value under the insurance policy directly to the customer. If the contract was outstanding for less than one year, the insurance company charges back the GA revenues and overrides we received on the contract. An allowance for these chargebacks is included in the consolidated balance sheet based on our historical chargeback experience.

     The cash flow activity over the life of an insurance funded preneed funeral contract from the date of sale to its death maturity or cancellation is captured in the consolidated statement of cash flows as cash flows from operating activities within our funeral segment. While the unfulfilled insurance funded preneed funeral contracts are not included in the consolidated balance sheet, they are included in funeral trade accounts receivable and funeral revenues when the funeral service is performed. Proceeds from the life insurance policies are used to satisfy the receivables due. The cash flow activity associated with these contracts generally occurs at the time of sale, where the GA revenues received net of the direct selling costs provide a net source of cash flow, and at death maturity, where the insurance proceeds (including increasing death benefit) less the funds used to provide the funeral goods and services provide a net source of cash flow. If the cancellation occurs within the one year following the date of sale, our cash flow is reduced by the charge-back of GA revenues and overrides.

     An allowance for cancellation, based on historical experience, is provided in Preneed funeral contracts, net, and Deferred preneed funeral contract revenues, net, in the consolidated balance sheet.

     The table below details the North America results of trust and insurance funded preneed funeral production for the years ended December 31, 2003 and 2002 and the related deferred selling costs incurred to obtain the trust funded preneed arrangements. Additionally, the table reflects revenues and previously deferred trust funded preneed funeral contract selling costs recognized in the consolidated statement of operations associated with death maturities of preneed funeral contracts for the years ended December 31, 2003 and 2002.

	North America
(In millions)	Funeral
	2003	2002
		(Restated)
Preneed Production:
Trust	$123.7	$146.4
Insurance (1)	213.7	290.2

Total	$337.4	$436.6

Trust funded preneed funeral deferred selling costs	$13.4	$17.0

Death Maturity:
Previous preneed production included in current period revenues	$173.7	$147.6
Insurance	165.8	202.6

	$339.5	$350.2

Amortization/recognition of trust funded preneed funeral deferred selling costs in current period	$9.2	$9.4

(1)	Amounts are not included in the consolidated balance sheet.

     The following table reflects the total North America backlog of deferred preneed funeral contract revenues included in our consolidated balance sheet at December 31, 2003 and 2002. Additionally, we have reflected the North American backlog of unfulfilled insurance funded contracts (not included in our consolidated balance sheet) and total North American backlog of deferred preneed funeral contract revenues at December 31, 2003 and 2002. The backlog amounts presented are reduced by an amount that we believe will cancel before maturity. The preneed funeral deferred selling costs associated with trust funded contracts (net of an estimated allowance for cancellations) are included with preneed cemetery deferred selling costs as a component of Deferred charges and other assets.

	North America
(In millions)	Funeral
	2003	2002
		(Restated)
Backlog of trust funded preneed funeral revenues (1)	$1,501.6	$1,633.6
Backlog of insurance funded preneed funeral revenues (2)	2,018.4	2,004.7

Total backlog of preneed funeral revenues (total of (1) and (2))	$3,520.0	$3,638.3

Deferred selling costs associated with trust funded deferred preneed funeral revenues	$95.4	$91.1

(1)	Net of estimated cancellation reserve.

(2)	Net of estimated cancellation reserve. Insurance funded preneed funeral contracts are not included in the consolidated balance sheet.

Preneed Cemetery Activities

     When purchasing cemetery property interment rights, merchandise, and services on a preneed basis, approximately 30% of our consumers choose to pay 100% of the contract at the time of sale. The remaining customers choose to pay for their contracts on an installment basis generally over a period of one to seven years. On these installment contracts, we receive an average down payment at the time of sale of approximately 14%. Historically, the installment contracts have included a finance charge ranging from 3.5% to 15.7% depending on the date sold, the payment period selected, state laws and the payment method (i.e., monthly statement billing or automated bank draft). Unlike preneed funeral contracts, where the entire purchase price is deferred and the revenue is recognized as one event at the time of death maturity, the revenues associated with a preneed cemetery contract can be recognized as different contract events occur. Preneed sales of cemetery interment rights (cemetery burial property) are recognized when a minimum of 10% of the sales price has been collected and the property has been constructed. With the customer’s direction, which is generally obtained at the time of sale, we can choose to order, store, and transfer title to the customer of their personalized marker merchandise. Upon the earlier of vendor storage of these items or delivery in our cemetery, we recognize the associated revenues and record the cost of sale. For services, personalized marker merchandise where the customer chooses not to elect vendor storage or early delivery to our cemetery, and non-personalized merchandise (such as vaults), we defer the revenues until the services are performed and the merchandise is delivered.

     Because the services or merchandise will not be provided until some time in the future, all or a portion of the proceeds from the sale of preneed cemetery merchandise and services may be required by law to be paid into merchandise and services trusts until the merchandise is delivered or the service is provided. As with trust funded preneed funeral contracts, the funds deposited into trust are invested by the independent trustees in accordance with the investment guidelines established by statute or, where the prudent investor rule is applicable, the guidelines as established by our Investment Committee. The trustees utilize professional investment advisors to select and monitor the money managers that make the investment decisions in accordance with the guidelines. We retain any funds above the amounts required to be deposited into trust accounts and use them for working capital purposes, generally to defray the selling costs of obtaining the contracts. Applicable law governs the timing of the required deposits into the trust accounts, which generally ranges from five to 45 days after receipt of the funds from the customer. In certain situations pursuant to applicable laws, we post a surety bond as financial assurance for a certain amount of the preneed cemetery contract in lieu of placing funds into trust accounts. See the Financial Assurances section within this Financial Condition, Liquidity and Capital Resources section for further details on our practice of posting such surety bonds.

     The trust investments are expected to generate earnings sufficient to offset the inflationary costs of providing the preneed cemetery services and merchandise in the future for the prices that were guaranteed at the time of sale. We believe the current market value of the preneed cemetery trust investments at December 31, 2003 exceeds the expected cost of meeting our obligations to provide the cemetery services and merchandise for the outstanding preneed cemetery contracts. Investment earnings on funds placed into trust accounts are generally accumulated and deferred until the delivery of each preneed contract item. However, in certain states, the trustees are allowed to distribute a portion of the investment earnings to us before the preneed cemetery service or merchandise item is delivered (“distributable states”). Until delivered, any investment earnings are attributed to the individual contract items. Upon delivery, these attributed investment earnings (whether distributed or undistributed) are recognized in our consolidated statement of operations along with the revenues associated with the related contract item. Recognition of the net investment earnings is independent of the timing of the receipt of the related cash flows, but generally will be the same in states that are not distributable states.

     We are generally required by law to deposit a portion of the proceeds from the sale of cemetery property interment rights (burial property) into perpetual care trust funds. Earnings, and in some cases realized capital gains, from these perpetual care trust funds are used to defray the maintenance costs of our cemeteries.

     Direct selling costs incurred pursuant to the sales of preneed cemetery contracts are deferred and included in Deferred charges and other assets in the consolidated balance sheet. The deferred selling costs are expensed in proportion to the corresponding revenues when recognized. Other selling costs associated with the sales and marketing of preneed cemetery contracts (e.g., lead procurements costs, brochures and marketing materials, advertising and administrative costs) are expensed as incurred. An allowance for cancellation is recorded for cemetery deferred selling costs based on historical contract cancellation experience.

     If a preneed cemetery contract is canceled prior to delivery, applicable law determines the amount of the refund owed to the customer, if any, including the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to trust and previously undistributed investment earnings and, where required, issue a refund to the customer. We retain any excess funds and recognize the attributed investment earnings (net of any investment earnings payable to the customer) in our consolidated statement of operations. Based on our historical experience, we have included an allowance for cancellation for preneed cemetery contracts in Preneed cemetery contracts, net, and Deferred cemetery contract revenues, net, in our consolidated balance sheet.

     As the preneed cemetery contract merchandise and service items for which we were required to deposit funds to trust are delivered and recognized as revenues, we receive the principal and previously undistributed investment earnings from the trust. There is generally no remaining receivable due from the customer, as our policy is to deliver preneed cemetery merchandise and service items only upon payment of the contract balance in full. This cash flow at delivery is generally less than the revenue recognized, thus creating a negative effect on working capital cash flow from operating activities, especially if we posted a surety bond in lieu of trusting for the preneed cemetery contract merchandise and service items, as there are no funds in trust available for withdrawal.

     The cash flow activity from the date of sale of a preneed cemetery contract (origination) to the date of the recognition of the deferred revenue upon its delivery or cancellation (maturity) is reported in the Net effect of preneed cemetery production and deliveries line item in the consolidated statement of cash flows. Net effect of preneed cemetery production and deliveries is affected by cash flows provided by the amount retained from funds collected from the customer and distributed trust earnings, reduced by the use of funds for the payment of deferred selling costs when the preneed cemetery contracts are originated. The amortization of the cemetery deferred selling costs is included in Depreciation and amortization in the consolidated statement of cash flows.

     The table below details the North America results of preneed cemetery production which has been deferred for the years ended December 31, 2003 and 2002 and the related deferred selling costs incurred to obtain the contract items. Additionally, the table reflects previously deferred revenues and previously deferred selling costs recognized in the consolidated statements of operations associated with deliveries of cemetery contract items for the years ended December 31, 2003 and 2002.

	North America
(In millions)	Cemetery
	2003	2002
		(Restated)
Origination:
Revenue which has been deferred	$215.7	$303.2

Deferred selling costs, net	$42.0	$44.2

Recognition:
Previous deferred revenue included in current period revenues	$217.8	$288.8

Amortization/recognition of deferred selling costs in current period	$35.9	$42.2

     The following table reflects the total North America backlog of deferred cemetery contract revenues and the related preneed cemetery contract assets included in our consolidated balance sheet at December 31, 2003. Deferred cemetery contract revenues are greater than the related preneed cemetery contract assets primarily due to cash collections allowed to be retained by us in accordance with applicable laws, partially offset by contract amounts where the revenue can be recognized at the date of sale (contracts which include constructed cemetery interment rights where we received at least 10% of the sale price).

	North America
(In millions)	Cemetery
	2003	2002
		(Restated)
Deferred cemetery contract revenues, net	$1,574.2	$1,628.5

Deferred selling costs, net	$204.9	$197.7

Preneed cemetery contracts, net	$1,059.2	$1,129.4

     Deferred preneed cemetery contract revenues, net, and Preneed cemetery contracts, net (which consist of amounts due from trusts and customer receivables, net), are reflected separately in the consolidated balance sheet. The preneed cemetery deferred selling costs (net of an estimated allowance for cancellation) are included with preneed funeral deferred selling costs as a component of Deferred charges and other assets.

Financial Assurances

     In support of operations, we have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance and/or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been used to support our preneed funeral and preneed cemetery sales activities. The underlying obligations these surety bonds assure are recorded on the consolidated balance sheet as Deferred preneed funeral contract revenues, net and Deferred preneed cemetery contract revenues, net (see notes five and six to the consolidated financial statements and Preneed Funeral and Cemetery Activities within Financial Condition, Liquidity and Capital Resources of this Form 8-K for further details regarding our preneed funeral and cemetery activities). The breakdown of bonds between funeral and cemetery preneed arrangements, as well as surety bonds for other activities, is as follows:

(In millions)	December 31, 2003
Preneed funeral	$125.6
Preneed cemetery:
Merchandise and services	179.6
Preconstruction	18.1

Bonds supporting preneed funeral and cemetery obligations	323.3
Bonds supporting preneed business permits	4.8
Other bonds	4.7

Total bonds outstanding	$332.8

     When selling preneed funeral contract and preneed cemetery contracts, we intend to post surety bonds where allowed by applicable law, except as noted below for Florida. We post the surety bonds in lieu of trusting a certain amount of funds received from the customer. The amount of the bond posted is determined by the total amount of the preneed contract that would otherwise be required to be trusted, in accordance with applicable state law. During 2003 and 2002, we recorded $90.8 million and $95.5 million, respectively, in cash receipts attributable to bonded sales. These amounts do not consider reductions associated with taxes, selling costs or other costs.

     Surety bond premiums are paid annually and are automatically renewable until maturity of the underlying preneed contracts, unless we are given prior notice of cancellation. Except for cemetery preconstruction bonds (which are irrevocable), the surety companies generally have the right to cancel the surety bonds at any time with appropriate notice. In the event a surety company was to cancel the surety bond, we are required to obtain replacement assurance from another surety company or fund a trust for an amount generally less than the posted bond amount. A quantitative detail of this subject is discussed in the Contractual, Commercial and Contingent Commitments section included within Financial Condition, Liquidity and Capital Resources. We do not believe we will be required to fund any material future amounts related to these surety bonds.

     The applicable Florida law that allows posting of surety bonds for preneed contracts expires December 31, 2004; however, it allows for preneed contracts entered into prior to December 31, 2004 to continue to be bonded for the remaining life of those contracts. Thus, we are required to change from bonding to either trust or insurance funding for new preneed funeral and cemetery contracts in Florida by December 31, 2004. We have elected to change to trust funding as of February 1, 2004. Of the total bonding contract proceeds we received from customers for 2003 and 2002, approximately $67.1 million and $70.3 million, respectively, were attributable to Florida contracts. Assuming our preneed funeral and cemetery sales in Florida in 2004 is consistent with production for the full year of 2003, we forecast a negative impact on our cash flow from operations of approximately $15 to $20 million, net of trust receipts in 2004.

INDEX TO FINANCIAL STATEMENTS AND RELATED SCHEDULE

Financial Statements:
Report of Independent Registered Public Accounting Firm	34
Consolidated Statement of Operations for the years ended December 31, 2003, 2002 and 2001	35
Consolidated Balance Sheet as of December 31, 2003 and 2002	36
Consolidated Statement of Cash Flows for the years ended December 31, 2003, 2002 and 2001	37
Consolidated Statement of Stockholders' Equity and Comprehensive Income for the three years ended December 31, 2003	38
Notes to Consolidated Financial Statements	39-79
Financial Statement Schedule:
II — Valuation and Qualifying Accounts	80

     All other schedules have been omitted because the required information is not applicable or is not present in amounts sufficient to require submission or because the information required is included in the consolidated financial statements or the related notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Service Corporation International

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Service Corporation International and its subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note four to the consolidated financial statements, the Company changed its method for accounting for insurance-funded preneed funeral contracts, changed its method of accounting for goodwill on January 1, 2002, and changed its method for accounting for derivative financial instruments and hedging activities on January 1, 2001.

As discussed in note two to the consolidated financial statements, the Company restated its previously issued consolidated financial statements for the years ended December 31, 2002 and 2001.

As discussed in note nineteen to the consolidated financial statements, the Company classified its operations in Argentina and Uruguay as discontinued operations.

PricewaterhouseCoopers LLP
Houston, Texas
March 15, 2004, except as to note nineteen, for which the date is August 27, 2004